EXHIBIT 16.1

[Mitchell & Titus Letterhead]

November 30, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Tyco International (US) Inc. Retirement Savings and Investment Plan I, II, III, IV and V (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of a Form 8-K of Tyco International (US) Inc. Retirement Savings and Investment Plan I, II, III, IV and V dated November 30, 2006.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Mitchell & Titus LLP